As filed with the Securities and Exchange Commission on July 16, 1997

                                             Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                                  FORM S-3
                             REGISTRATION STATEMENT
                                   UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------

                             DDL ELECTRONICS, INC.
              (Exact name of Registrant as specified in its charter)

      Delaware                                    33-0213512
------------------------------      ------------------------------------
State or Other Jurisdiction of      (I.R.S. Employer Identification No.)
Incorporation or Organization)


                               2151 Anchor Court
                        Newbury Park, California 91320
                          Telephone: (805) 376-9415
                          Telecopier: (805) 376-9015
             (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                ---------------

                            Mr. Richard K. Vitelle
                          Vice President -- Finance
                            DDL Electronics, Inc.
                              2151 Anchor Court
                        Newbury Park, California 91320
                          Telephone: (805) 376-9415
                          Telecopier: (805) 376-9015
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                 Copy to:

                            Patrick Daugherty, Esq.
                  Nelson Mullins Riley & Scarborough, L.L.P.
                         NationsBank Corporate Center
                            Charlotte, NC 28202-4000
                          Telephone: (704) 417-3101
                          Telecopier: (704) 377-4814

     Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]


                                     CALCULATION OF REGISTRATION FEE
============================================================================================================
  Title of each class        Amount              Proposed               Proposed               Amount of
  of securities to be         to be           maximum offering      maximum aggregate        registration
       registered         registered               price              offering price              fee
------------------------------------------------------------------------------------------------------------
Outstanding Common
Stock, $.01 par
value                   4,719,999 shares     $1.156 per share(1)     $5,456,318.84 (1)          $1,653
==============================================================================================================


(1) Based upon the average of the high and low prices for the Common Stock on July 11, 1997, as reported in the consolidated reporting system, in accordance with Rule 457(c).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                             SUBJECT TO COMPLETION
                              DATED JULY 16, 1997

                             DDL ELECTRONICS, INC.

                                 Common Stock

     This Prospectus relates to the resale from time to time of up to 4,719,999 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), of DDL Electronics, Inc. (the "Company") by certain stockholders of the Company named herein (the "Selling Stockholders"). "See Selling Stockholders" and "Plan of Distribution."

     The Shares may be sold from time to time by the Selling Stockholders on the New York Stock Exchange (the "NYSE") or the Pacific Exchange (the "PE") on terms to be determined at the time of each sale.
 The Selling Stockholders also may make private sales from time to time directly or through a broker or brokers. Alternatively, the Selling Stockholders may offer Shares from time to time to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions. Such compensation, which may exceed ordinary brokerage commissions, may be paid by the Selling Stockholders and/or the purchasers of the Shares for whom such underwriters, dealers and agents may act. See "Selling Stockholders" and "Plan of Distribution."

     The Selling Stockholders and any dealers or agents that may participate in the distribution of the Shares may be considered "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Shares offered by them and any discounts, commissions or concessions received by any such dealers or agents may be considered underwriting discounts and commissions under the Securities Act.

     The Company will receive no proceeds from the sale of the Shares by the Selling Stockholders hereunder, but the Company will pay the expenses that it incurs in connection with the registration of the Shares with the Securities and Exchange Commission (the "SEC"). See "Plan of Distribution" for indemnification arrangements between the Company and the Selling Stockholders.

     The Common Stock is listed on the NYSE and on the PE under the symbol "DDL." On July 15, 1997, the closing price per share of the Common Stock, as reported in the consolidated reporting system, was $1.125.

                 --------------------------------------------

     The Shares involve a high degree of risk. See "Risk Factors," commencing on page 3.

                 --------------------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
            OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                    ANY REPRESENTATION TO THE CONTRARY
                         IS A CRIMINAL OFFENSE.

               --------------------------------------------


              The date of this Prospectus is July ___, 1997.

                            ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares, reference is made to the Registration Statement, including the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and, in each such instance, reference is hereby made to the copy of the contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by this reference thereto.

     The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. The Registration Statement and exhibits and schedules thereto, as well as such reports, proxy statements and other information, may be inspected and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048, at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. Copies of all or any part of such materials may be obtained from any such office upon payment of the fees prescribed by the SEC. The SEC maintains a World Wide Web site (http://www.sec.gov), which contains reports, proxy and information statements and other information filed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval System (known as "EDGAR"). Copies of all or any part of such materials may be obtained from any such office upon payment of the fees prescribed by the SEC. Such information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and at the offices of the PE at 233 South Beaudry Avenue, Los Angeles, California 90012.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents have been filed with the SEC by the Company and are hereby incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-K for its fiscal year ended June 30, 1996 (the "Form 10-K"); (ii) the Company's Amendment on Form 10-K/A to the Form 10-K; (iii) the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 1996; (iv) the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 1996; (v) the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 1997; (vi) the Company's Current Reports on Form 8-K, dated the following dates: July 9, 1997, June 12, 1997, June 11, 1997, September 18, 1996 and August 30, 1996; and (vii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the Exchange Act. All other documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of filing thereof.

     Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated herein by reference (not including exhibits to documents that have been incorporated herein by reference unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to Mr. Richard K. Vitelle, Chief Financial Officer, DDL Electronics, Inc., 2151 Anchor Court, Newbury Park, California 91320, telephone (805) 376-9415.


                                  RISK FACTORS

     Prospective investors should carefully consider the following factors, in addition to the other information presented in this Prospectus, before purchasing the Shares.

     Risk that Pending Acquisitions will not Close. On May 29, 1997, the Company signed a letter of intent with Century Electronics Manufacturing, Inc. ("CEMI") providing for a merger of CEMI with and into a wholly-owned subsidiary of the Company (the "Letter of Intent"). Pursuant to the Letter of Intent, CEMI was to loan up to $3.3 million to the Company on or before June 27, 1997 for retirement of the Company's 10% Senior Secured Notes in the aggregate principal amount of $5,300,000 (the "Senior Notes"). Such financing was supposed to be evidenced by a promissory note with a six-month term, paying interest at 10% per annum and secured by collateral acceptable to CEMI, but $3.3 million in funds were not made available by CEMI on June 27, 1997 or at any other time. On June 30, 1997, the Company notified CEMI that its failure to fund $3.3 million on June 27, 1997 for retirement of the Senior Notes constituted a material breach of the Letter of Intent. The Company has reserved its right to seek appropriate relief from the courts for such breach. Furthermore, the Company has provided CEMI with a draft of a definitive merger agreement, but CEMI has not responded with comments. Accordingly, there can be no assurance that the merger with CEMI will be completed on the terms disclosed herein, or at all, or that there will be no material change in the information included and incorporated herein with respect to such possible merger.

     On June 30, 1997, in order to raise the balance of the funds necessary to repay the Senior Notes, the Company borrowed $2.0 million from Thomas A. Wheeler in exchange for a $2.0 million convertible promissory note bearing interest at a rate of 8% per annum (the "Convertible Note"). The Convertible Note matures on August 31, 1998, is convertible into Common Stock at $0.75 per share and is secured by a pledge of all of the outstanding shares of SMTEK, Inc. ("SMTEK"). The Company agreed to give Mr. Wheeler two seats on its Board of Directors. These seats were filled by Mr. Wheeler and Charlene A. Gondek. The Company also agreed to acquire all of the issued and outstanding shares of Jolt Technology, Inc. ("Jolt"), a privately-held electronics manufacturing company owned by Mr. Wheeler, Ms. Gondek and a third individual, for nine million shares of Common Stock.

     The Company is currently negotiating a definitive agreement and other legal documents relating to its acquisition of Jolt. The specific terms of such documents are subject to negotiation, and the closing of the Jolt acquisition will be subject to many conditions, some of which are beyond the Company's control, including obtaining a "fairness" opinion and stockholder approval. There can be no assurance that the Jolt acquisition will be completed on the terms described herein, or at all, or that there will be no material change in the information included and incorporated herein with respect to the Jolt acquisition.

     Furthermore, there can be no assurance, should either the CEMI merger or the Jolt acquisition (or both) be completed, that anticipated benefits of the acquisitions will be realized. In any event, the process of integrating the operations of such companies into the Company's operations may result in unforeseen operating difficulties, would absorb significant management attention and could require the use of significant financial resources otherwise available for ongoing development and expansion of the Company's existing operations.

     Significant Operating Losses. The Company has incurred significant operating losses repeatedly in recent quarters and years. Such losses totaled $1,167,000, $4,970,000, $6,948,000 and $5,067,000 in the
Company's fiscal years ended June 30, 1996, 1995, 1994 and 1993, respectively. Indeed, with the exception of the quarter ended March 31, 1997, during which the Company generated operating income of $373,000, the Company has incurred operating losses for all recent reporting periods. The Company could incur further operating losses in the future due to goodwill amortization expense arising from the acquisition of SMTEK, among other factors. Operating losses could at least continue until such time as sales increase to a level sufficient to offset goodwill amortization and other operating costs and expenses. No assurance can be given as to whether or when such sales increases or sustained operating profits may be achieved. See "Business -- Recent Developments" in the Form 10-K and "The Company" herein.

     In attempting to maintain and improve operating profitability, management is focusing on problems such as aggressive price competition throughout the industry and the Company's need to strengthen its sales and marketing initiatives. All three of the Company's operating units currently have significant underutilized manufacturing capacity which management attributes to these problems. Although DDL has implemented operational improvements during the past fourteen months that have resulted in operating income of $373,000 for the quarter ended March 31, 1997 and increased sales of $3.1 million and increased gross profit of $626,000 in the three months ended March 31, 1997 as compared to the same period in 1996, there can be no assurance that the Company will be able to maintain or improve operating profitability. See "Business -- Recent Developments" in the Form 10-K and "The Company" herein.

     Limited Capital Resources; Continuing Need for Financing. The Company's ability to maintain its current revenue base and to fund its business operations is dependent on the availability of adequate capital. Without sufficient capital, the Company's growth will be limited and its operations will be adversely affected. As a result of significant operating losses in recent years and the Company's repayment of the Senior Notes on June 30, 1997, the Company currently has limited capital. General market conditions and the Company's future performance, including its ability to generate profits and positive cash flow, will also impact the Company's resources. In addition, the Company's future capital requirements will depend upon a number of factors, such as competitive conditions and capital costs, that are not within the Company's control. The Company anticipates that it may be required to issue additional equity or debt securities and may use other financing sources to fund growth and development. The sale of additional equity securities would result in additional dilution to the stockholders of the Company. The failure of the Company to obtain additional capital when needed could have material adverse effects on the Company's business and future prospects. No assurance can be given that additional financing will be available when needed on acceptable terms or at all.

     Dependence on Key Personnel. The Company's success depends to a large extent upon the efforts and abilities of key managerial and technical personnel. Pursuant to a change in control of the Company in May 1995, the Company's incumbent senior management was replaced with interim senior management while the Company searched for permanent senior management possessed of desired skills, experience and other qualifications. The operating management of the Company's Northern Ireland subsidiaries was not changed.

     Upon consummation of the acquisition of SMTEK in January 1996, the President and Chief Executive Officer of SMTEK, Mr. Gregory L. Horton, became the President and Chief Executive Officer of the Company and a member of the Company's Board of Directors. Mr. Horton's experience within the industry in which the Company operates will continue to be of considerable importance to the Company. Pursuant to the respective employment agreements of Messrs. Horton and Vitelle, Vice President of Finance and Chief Financial Officer, Mr. Horton's term of employment continues until November 1, 1999 and Mr. Vitelle's term of employment continues until September 12, 2001, unless earlier terminated in accordance with the terms and conditions of each respective agreement. With respect to each such employment agreement, either the Company or Mr. Horton or Mr. Vitelle, as the case may be, may terminate employment with or without cause, although certain amounts are to be paid or forfeited to the other party in the event of a termination of employment without cause. There can be no assurance that the Company will be able to retain its existing personnel or attract additional skilled employees in the future. The loss of any of the Company's key personnel or its inability to attract and retain key employees in the future could have a material adverse effect on the Company's operations and business plan. The Company is the beneficiary of "key-man" life insurance policy with respect to Mr. Horton in the amount of $1.3 million. The Company does not intend to obtain similar insurance policies with respect to the lives of any of its other officers or personnel.

     Concentration of Revenues Among Major Customers. In the nine months ended March 31, 1997, two customers accounted for approximately 55% of the sales of DDL Electronics Limited, a wholly-owned subsidiary of the Company located in Northern Ireland ("DDL-E"). There can be no assurance that these customers will maintain their business relationship with DDL-E. The loss of all or a substantial portion of DDL-E's revenues attributable to any of its major customers that could not be offset by a new customer could have a material adverse effect on the Company's financial condition and results of operations.

     In the fiscal year ended June 30, 1996 ("fiscal 1996"), four customers accounted for more than 60% of SMTEK's sales. Currently, more than 50% of SMTEK's business is generated by customers located in California. There can be no assurance that any of these customers will maintain their volume of business with SMTEK. The loss of all or a substantial portion of SMTEK's revenues attributable to any of SMTEK's major customers, or an adverse change in economic conditions in California, could have a material adverse effect on the financial condition and results of operations of SMTEK and the Company.

     Historical Dependence on Government Business; Recent Shift into Commercial Business. A substantial portion of SMTEK's historical revenues have been derived from contracts with United States government prime contractors. Approximately 50% and 69% of SMTEK's net sales in fiscal 1996 and 1995, respectively, were derived from sales to government contractors in the defense and space sectors. In fiscal 1997, more than 75% of SMTEK's contracts have been for commercial end use. Business with the United States and other governments is, in general, subject to a variety of risks, including delays in funding and performance of contracts; possible termination of contracts or subcontracts for the convenience of the government; termination or modification of contracts or subcontracts in the event of change in the government's requirements; policies or budgetary constraints; adjustments as a result of audits; and increases or unexpected costs causing losses or reduced profits under fixed-price contracts. There can be no assurance that any or all of these risks will not come to fruition in the Company's business.

     The ongoing shift in SMTEK's revenue base from prime government contractors to commercial original equipment manufacturers ("OEMs") will require significant adjustments in operations, including changes in project management, materials management and order turnaround time. At the management level, significant shifts in internal processes, including strategic planning, marketing and throughput planning, are also required for a successful completion of this transition. There can be no assurance that SMTEK will be able to adapt to any or all of these changes.

     The anticipated shift in SMTEK's revenue base may also result in increased financial exposure. Cancellation provisions in commercial contracts generally are not as generous as government contracts and may expose SMTEK to materials purchase obligations which later prove unnecessary.

     Industry Conditions. The industries and markets in which the Company's customers compete are characterized by rapid technological change and product obsolescence. As a result, the end products made by the Company's customers have relatively short product lives. The Company's ability to compete successfully will depend in substantial part on its ability to procure appropriate raw materials and maintain its quality asset base, incorporate or respond to advances in technology, manufacture and price its products and services competitively and achieve significant market acceptance. Unexpected delays in completing or shipping products, or design or production problems, may arise and could adversely affect the Company.

     Competition. The markets for the Company's products and services are highly competitive. Competition is principally based on price, product and service quality, order turnaround time and technical capability. The technology used by the Company in fabricating its products and providing its services is widely available, and the Company has a large number of domestic and foreign competitors, many of which are larger than the Company and possess much greater financial, marketing, personnel and other resources. The Company also faces competition from current and prospective customers that evaluate the Company's capabilities against the merits of manufacturing products internally. To remain competitive, the Company must continue to provide technologically advanced manufacturing services, maintain quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis and compete favorably on the basis of price. The Company currently may be at a competitive disadvantage as to price when compared to manufacturers with lower cost structures, particularly manufacturers with established facilities where labor costs are lower, and manufacturers with larger sales volume and resultant lower unit costs.

     Environmental Matters. The Company's operations involve the use and handling of environmentally hazardous substances. It is currently a party to certain lawsuits brought in connection with a waste disposal site in California known as the "Stringfellow Superfund Site." Total cleanup costs for the Stringfellow Superfund Site have been estimated at $600 million. Under a proposed settlement agreement with respect to one such suit, the Company's probable liability for such cleanup costs is estimated at $120,000 and the Company has accrued this amount as its estimate of the liability it will ultimately bear. Final settlement and timing of payment are currently indeterminable, however, and no assurance can be given that any settlement will be achieved. It is impossible to determine the Company's ultimate liability for such cleanup costs. Its allocated share of such cleanup costs could have a material adverse impact on its business, financial condition and results of operations. See "Business -- Environmental Regulation" in the Form 10-K.


     In addition, the Company is currently involved in certain remediation and investigative studies regarding soil and groundwater contamination with respect to certain property in California previously leased by its Anaheim printed circuit board manufacturing facility. Initial estimates from environmental engineering firms indicate that it could cost from $1,000,000 to $3,000,000 to fully clean up the site and could take as long as ten years to complete. At March 31, 1997, the Company has a reserve of $530,000, which represents its estimated share of future remediation costs at this site. Based on consultation with the environmental engineering firms, management believes that the Company has made adequate provision for the liability based on probable loss. It is possible, however, that the future remediation costs at this site may differ significantly from the estimates, and may exceed the amount of the reserve. The Company's liability for remediation in excess of its reserve could have a material adverse impact on its business, financial condition and results of operations. See "Business -- Environmental Regulation" in the Form 10-K.

     Dependence on Suppliers. Certain components used by the Company are purchased from sources specified by its customers. An interruption in delivery of these components could have material adverse effects on the Company. See "Business -- Raw Materials and Suppliers" in the Form 10-K. SMTEK and DDL-E have been adversely affected throughout their history by delays in production caused by delay in the receipt of materials, resulting in reduced overall profitability. There can be no assurance that the same adverse conditions will not recur.

     Volatility. The public equity markets in recent years have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of the Shares. In light of these market considerations, prospective purchasers should view the Shares as illiquid investments.

     Possible Delisting of Common Stock. The Common Stock is currently listed and traded on the PE and the NYSE. To maintain eligibility for listing on the NYSE, the Company must satisfy certain continued listing criteria, including minimum levels regarding (1) number of stockholders and shareholdings (1,200 holders and average monthly trading volume less than 100,000 shares), (2) number of publicly-held shares (600,000), (3) aggregate market value of publicly-held shares ($8,000,000) and (4) annual net income (an average of $600,000 per year for the past three years if net tangible assets are less than $12,000,000). The NYSE has notified the Company that, due to the Company's failure to satisfy the annual net income and net tangible asset criteria, the Common Stock is subject to delisting. The NYSE has not yet taken affirmative action to delist the Common Stock, but it has reserved the right to take such action in the future. Delisting of the Common Stock from the NYSE could have material adverse effects on the price and liquidity of the Common Stock, depending upon, among other things, the Company's eligibility at that time to continue listing the Common Stock on the PE or, failing that, to list the Common Stock on Nasdaq or some other exchange. There can be no assurance that the Common Stock could be listed on Nasdaq or any other exchange at any time.

     Proprietary Rights and Patents. The Company holds no copyrights, patents or trademarks that are material to the sale of its products, and currently the Company does not intend to obtain any copyrights, patents or trademarks with respect to its intellectual property. There can be no meaningful protection from competitors developing and marketing products and services competitive with those of the Company. In addition, companies that obtain patents claiming products or processes that are necessary for or useful to the development or operation of the Company's products and services can bring legal actions against the Company claiming infringement. Although management is not aware of any claim that either the Company or any of its subsidiaries infringes any existing patent, in the event that in the future the Company is unsuccessful against such claim it may be required to obtain licenses to such patents or to other patents or proprietary technology in order to develop, manufacture or market its products and services. There can be no assurance that the Company will be able to obtain such licenses on commercially reasonable terms or that the patents underlying the licenses will be valid and enforceable.

     Risks Associated with International Business. Revenues from international business could continue to represent a substantial percentage of the Company's total revenues. Such business is subject to various risks, including exposure to currency fluctuations, political and economic instability, the greater difficulty of administering business abroad and the need to comply with a wide variety of export laws, tariff regulations and regulatory requirements. Such risks are amplified in the case of the Company because a large portion of its assets and operations are located outside of the United States. See "Business" in the Form 10-K and "The Company" herein.

     No Dividends. There can be no assurance that the operations of the Company will ever result in revenues sufficient to enable the Company to resume paying dividends on its Common Stock, which were suspended in 1989. For the foreseeable future, management anticipates that any earnings generated by the Company's operations will be used to finance the Company's business and that cash dividends on the Common Stock will not be paid to stockholders.

                                 THE COMPANY

     This section of the Prospectus contains certain forward-looking statements that involve various risks and uncertainties. Actual results may differ from the results suggested by such forward-looking statements. Factors that might cause such differences would include, without limitation, those discussed in "Risk Factors."

     The Company manufactures printed circuit boards ("PCBs"), also called printed wire boards ("PWBs"), for use primarily in the computer, communications and instrumentation industries. The Company also is an independent provider of electronic manufacturing services ("EMS") for electronic equipment manufacturers. Its PCB facilities are located in Northern Ireland and primarily serve customers in Western Europe. Its EMS facilities are located in Northern Ireland and Southern California. The Company's principal executive offices are located at 2151 Anchor Court, Newbury Park, California 91320, telephone (805) 376-9415.

     All of the Company's products and services are "customized" insofar as they are produced only after the Company has contracted for their design and sale. The Company relies on customer specifications in manufacturing products. Such specifications may be developed by the customer alone or may involve some assistance provided by the Company. Customers submit requests for quotations on each project. The Company prepares bids based on estimates of its costs.

European PCB Operations

     The Company conducts its PCB business through a wholly-owned subsidiary, Irlandus Circuits Limited ("Irlandus").

     The PCB Industry. PCBs range from simple single- and double-sided boards to boards with more than twenty layers. When joined with electronic components in an assembly process, they comprise the basic building blocks of electronic equipment. PCBs consist of fine lines of a conductive material, such as copper, which are bonded to a non-conductive panel, typically laminated epoxy glass. The conductive pathways in a PCB form electrical circuits and replace wire as a means of connecting electronic components.

     On technologically advanced multilayer boards, conductive pathways between layers are connected with traditional plated through-holes and may incorporate surface mount technology. "Through-holes" are holes drilled entirely through the board that are plated with a conductive material and constitute the primary connection between the circuitry on the different layers of the board and the electronic components attached to the boards later. "Surface mount" boards are boards on which electrical components are soldered instead of being inserted into through-holes.

     Although much more complex and difficult to produce, surface mount boards can substantially reduce wasted space associated with through-hole technology and permit greatly increased surface and inner layer densities. Single-sided PCBs are used in electronic games and automobile ignition systems, while multilayer PCBs find use in more advanced applications such as computers, office equipment, communications, instrumentation and defense systems.

     The development of increasingly sophisticated electronic equipment, which combines higher performance and reliability with reduced size and cost, has created a demand for greater complexity, miniaturization and density in electronic circuitry. In response to this demand, multilayer technology is advancing rapidly on many fronts, including the widespread use of surface mount technology. More sophisticated boards are being created by decreasing the width of the tracks on the board and increasing the amount of circuitry that can be placed on each layer. Fabricating advanced multilayer PCBs requires high levels of capital investment and complex, rapidly changing production processes.

     Since the mid-1980s, the Company has increasingly focused on the fabrication of advanced multilayer PCBs. Management believes that the market for these boards offers the opportunity for more attractive margins than the market for less complex single and double-sided boards.


     As the sophistication and complexity of PCBs increase, yields typically fall. Historically, the Company relied on tactical quality procedures, in which defects are assumed to exist and inspectors examine products lot by lot and board by board to identify deficiencies. This traditional approach to quality control is not adequate, however, in an advanced multilayer PCB fabrication environment. Irlandus is now striving to minimize the occurrence of product defects.

     Market demand for PCBs historically has been driven by end-user product demand. Market supply has followed a classic "boom and bust" cycle because there are few barriers to entry. High margins triggered a flood of supply to the market in the 1980s, which drove prices down until significant industry consolidation occurred in the early 1990s.

     Competition among PCB manufacturers is based on price, quality, order turnaround speed and technical differentiation within the manufacturing process. Virtually every order is bid competitively. The profit of an individual manufacturer typically depends on its throughput mix; premium panels generate higher margins. Both Irlandus and DDL-E have achieved "ISO 9002" certification, which is increasingly necessary to attract business.

     Irlandus. Irlandus is located in Craigavon, Northern Ireland, where it produces high-quality, high-technology, multilayer PCBs. Established in 1972 by Andrus Circuits, a German company, it was acquired by the Company in 1984 and currently employs approximately 160 people. Irlandus has a base of approximately 150 active customers throughout Europe. In fiscal 1997, Irlandus' largest customer accounted for approximately 22% of its total revenues. No other customer represented more than 10% of Irlandus' fiscal 1997 revenues. Over 80% of its sales are made by a direct sales force; the remainder are effected by independent sales representatives.

     Since 1989 Irlandus has struggled to compete effectively in a marketplace characterized by excess supply. In fiscal 1997, it did achieve an operating profit, which management attributes to a new strategic focus on the high-technology, prototype and premium fast-service end of the multilayer PCB market. There can be no assurance, however, that Irlandus will continue to profit from its implementation of this strategy.

EMS Contracts

     The Company conducts its EMS business in Western Europe through DDL-E and in the United States through SMTEK.

     The EMS Industry. EMS contracts are estimated to generate more than $30 billion in revenues annually worldwide. The EMS market has three segments: high-volume, medium-volume and low-volume. The Company focuses on the medium-volume segment, which accounts for approximately 20% of global demand. Manufacturers in this segment are highly fragmented and competitive. Customer bases tend to be highly concentrated, with two or three customers typically accounting for most of the typical manufacturer's revenue.

     Three types of technology are employed in providing higher-margin, higher-complexity contract manufacturing in the medium-volume EMS market segment: surface mount technology (SMT), which accounts for the majority of manufacturing; and through-hole technology and system assembly, which together account for the remainder. Management believes that the medium-volume EMS market is continuing to move toward SMT as the preferred manufacturing technique, mainly because semiconductors have continued to decline in size, thereby lowering manufacturing tolerances.

     Competition in this market segment is driven by service, order turnaround time and quality. Margins tend to be slightly higher here than in the high-volume segment because of greater complexity and the generally higher price associated with specialty products. Also, the customers in this segment tend to be smaller firms, with less bargaining power. Such customers include specialized equipment providers to the financial services, computer hardware, medical services and telecommunications industries, among others.

     DDL-E. DDL-E provides turnkey EMS using both SMT and through-hole technologies. Under the turnkey process, DDL-E procures customer-specified components from suppliers, assembles the components onto PCBs and performs post-assembly testing. DDL-E provides EMS primarily for original equipment manufacturers located in Western Europe and sells system assembly and subassembly services to the same customer base. It does not fabricate any of the components or PCBs used in these processes. Instead, after acceptance of an order, it procures the necessary components from distributors.

     In the past, DDL-E has procured a portion of its PCB requirements from its affiliate, Irlandus, at prevailing commercial prices. Located approximately two miles from Irlandus' facilities in Craigavon, Northern Ireland, DDL-E was founded by the Company in 1989 to complement Irlandus' PCB business by adding value to boards at the next level of manufacturing. DDL-E has traditionally focused on customers who are major OEMs in global businesses across a wide range of industries. Its customer base is highly concentrated; in fiscal 1997, four customers accounted for 73% of sales. All of its sales are made by its direct sales force.

     Historically, there has been a high level of interdependence in the EMS/OEM relationship. Since contracted manufacturing may be a substitute for all or some portion of a customer's captive EMS capability, continuous communication between the manufacturer and the customer is critical. To facilitate such communication, DDL-E maintains a customer service department whose personnel work closely with the customer throughout the assembly process. Engineering and service personnel coordinate with the customer on product implementation, thereby providing feedback on issues such as ease of assembly and anticipated production lead times. Component procurement is commenced after component specifications are verified and approved sources are confirmed with the customer. Concurrently, assembly routing and procurement for conformance with workmanship standards are defined and planned.

     "In-circuit" test fixturing also is designed and developed. In-circuit tests are normally performed on all assembled circuit boards for turnkey projects. Such tests verify that components have been properly inserted and meet certain functional standards and that electrical circuits are properly completed. In addition, under protocols specified by the customer, DDL-E performs customized functional tests designed to ensure that the board or assembly will perform its intended function. Company personnel monitor all stages of the assembly process in an effort to provide flexible and rapid responses to the customer's requirements, including changes in design, order size and delivery schedule.

     The materials procurement element of DDL-E's turnkey services consists of the planning, purchasing, expediting and financing of the components and materials required to assemble a PCB or system-level assembly. Customers have increasingly required DDL-E and other independent providers of EMS to purchase all or some components directly from component manufacturers or distributors and to finance the components and materials. In establishing a turnkey relationship with an independent EMS provider, a customer must incur expenses in order to qualify the EMS provider (and, in some cases, the provider's sources of component supply), refine product design and EMS processes and develop mutually compatible information and reporting systems. With this relationship established, management believes that customers experience significant difficulty in expeditiously and effectively reassigning a turnkey contract to a new assembler or in taking on the project themselves.

     While the interdependence between EMS providers and OEMs may be a source of stability in DDL-E's customer base, it also is an obstacle when DDL-E seeks to attract new customers.

     SMTEK. SMTEK is an EMS provider, specializing in SMT design and assembly of circuit boards. Its operations range from analysis and design to complex manufacturing and test services. Its services are marketed to the military, medical, avionics, industrial and space industries and for high-end commercial applications.

     SMTEK's core competence includes: (i) mechanical thermal and structural engineering analysis and design of printed circuit boards;
(ii) full procurement of all materials and components; and (iii) full in-circuit and functional testing capabilities. Such operations are integrated with a contract manufacturing capability that relies in substantial part upon factory automation. SMTEK employs approximately 180 persons and conducts its operations in a 45,000-square-foot facility located in Newbury Park, California.

     SMTEK was founded in 1986 by Mr. Horton, who became the Company's President and Chief Executive Officer when the Company acquired SMTEK in January 1996. Over the years SMTEK has focused on supplying circuit board assemblies to the aerospace and avionics industry. Management believes that SMTEK's automated production processes and design capabilities are a competitive advantage. Such automated processes rely upon SMT, an unpatented design and production technique believed by management to be less expensive and more efficient than component through-hole insertion. SMTEK competes against companies that are much larger and better capitalized than the Company. In the past Mr. Horton was able to increase the revenues of SMTEK by focusing on contracts of much smaller size than those sought actively by its principal competitors. SCI Systems is the leading firm in the EMS industry. Management believes that the Company's largest direct competitor is Solectron Corporation.

     In fiscal 1997, SMTEK's revenues from governmental sources were 50% of total revenues, as compared with 69% in the year-earlier period, evidencing a trend (which has continued) toward greater reliance on commercial contracts. Commercial revenues, in comparison with governmental revenues, are characterized by higher dollar amounts but lower profit margins. Management believes that the profit structure of most contract manufacturing firms involves a small mark-up on the cost of materials, which comprises perhaps 85% to 90% of the dollar amount of the contract. In contrast to the industry norm, SMTEK's cost of materials typically has run between 50% and 70% of the contract amount, allowing room for mark-ups on design and other value-adding services. With the shift to an increasingly commercial customer base, however, SMTEK is now competing against larger companies for contracts offering lower profit margins.

     SMTEK's backlog at June 27, 1997 amounted to approximately $15 million in orders to be filled within six months under contracts with approximately 40 customers.

                               USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares.


                       DETERMINATION OF OFFERING PRICE

     This Prospectus may be used from time to time by the Selling Stockholders who offer the Shares for sale. The offering price of the Shares will be determined by the Selling Stockholders and may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

                             SELLING STOCKHOLDERS

     The following table provides certain information with respect to Common Stock beneficially owned by each Selling Stockholder as of the dates indicated. Except as set forth in the footnotes to the table and elsewhere in this Prospectus, within the past three years none of the Selling Stockholders has had a material relationship with the Company or with any of the Company's predecessors or affiliates other than as a result of ownership of the securities of the Company. The Shares may be offered from time to time by the Selling Stockholders named below or their nominees, and this Prospectus may be required to be delivered by persons who may be deemed to be underwriters in connection with the offer or sale of Shares.

                           Number of shares                                                 Percentage of
                            of Common Stock                          Number of shares      shares of Common
                             Beneficially            Number of        of Common Stock     Stock Beneficially
                            Owned Prior to            Shares        Beneficially Owned        Owned After
           Name            the Offering              Offered       After the Offering      the Offering
------------------------------------------------------------------------------------------------------------
Par Investment
  Partners, L.P.              1,000,000              1,000,000                  0                 0.0%

A.I.M. Overseas Ltd.          1,670,000                250,000          1,420,000                 5.6%

Richard Fechtor                 578,550                150,000            428,550                 1.7%

Peter D. Fenton                 125,000                125,000                  0                 0.0%

Robert Detwiler                 125,000                125,000                  0                 0.0%

Jeffrey R. Power                135,000                125,000             10,000                      (1)

Sheldon M. Fechtor              100,000                100,000                  0                 0.0%

John Pemble                      75,700                 75,000                700                      (1)

Maurice B. Buchsbaum             25,000                 25,000                  0                 0.0%

Andrew Detwiler                  25,000                 25,000                  0                 0.0%

Thomas M. Wheeler             2,719,999              2,719,999 (2)              0                 0.0%

(1)  Less than one percent.

(2) All such Shares underlie a $2.0 million secured convertible promissory note, which principal and accrued interest thereon are convertible into the Company's Common Stock at $0.75 per share. Mr. Wheeler became a member of the Board of Directors of the Company on June 30, 1997 upon his $2.0 million loan to the Company which is evidenced by such convertible note. At that time, the Company also agreed to purchase Jolt Technology, Inc., a privately-held electronic manufacturing company controlled by Mr. Wheeler, for nine million shares of Common Stock, subject to obtaining a fairness opinion and stockholder approval among other conditions. See "Risk Factors -- Risk that Pending Acquisitions will not Close."


     PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Stockholders through the facilities of the NYSE or the PE on terms to be determined at the time of each sale. Alternatively, the Selling Stockholders may offer Shares from time to time to or through underwriters, dealers or agents, who may receive compensation in the form of discounts and commissions. Such compensation, which may exceed ordinary brokerage commissions, may be paid by the Selling Stockholders and/or the purchasers of the Shares for whom such underwriters, dealers and agents may act.

     The Selling Stockholders and any dealers or agents that participate in the distribution of the Shares may be considered "underwriters" within the meaning of the Securities Act, and any profit on the sale of such Shares offered by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Stockholders from sales of the Shares will be the purchase price of such Shares less any brokers' commission required to be paid by the Selling Stockholders.

     To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any such agents, dealers and underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in a supplement to this Prospectus.

     The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold by Selling Stockholders in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and is satisfied.

     The Company will pay the expenses that it incurs in connection with the registration of the Shares with the SEC.

     The Company and each Selling Stockholder have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     LEGAL MATTERS

     Certain legal matters have been passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Charlotte, North Carolina.

     EXPERTS

     The financial statements (and schedules) of DDL Electronics, Inc. as of June 30, 1996 and 1995 and for each of the years in the three-year period ended June 30, 1996, have been included (incorporated by reference) herein and in the registration statement in reliance upon the report of KPMG Peat
Marwick LLP, independent certified public accountants, appearing elsewhere (incorporated by reference) herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG
Peat Marwick LLP covering the June 30, 1996 financial statements refers to a change in accounting for income taxes.

    ----------------------------                                                ------------------------------

No dealer, salesperson or other person has been
authorized to give any information or to make any
representations other than those contained in this
Prospectus, and, if given or made, such information
or representations must not be relied upon as having
been authorized by the Company or any Selling
Stockholder.  This Prospectus does not constitute an
offer to sell, or a solicitation of an offer to buy,
to any person in any jurisdiction in which such
offer or solicitation is not authorized, or in which                                 DDL ELECTRONICS, INC.
the person making such offer or solicitation is not
qualified to do so, or to any person to whom it is
unlawful to make such offer or solicitation.                                              COMMON STOCK
Neither the delivery of this Prospectus nor any sale
made hereunder shall, under any circumstances,
create any implication that the information                                               COMMON STOCK
contained herein is correct as of any date                                             PURCHASE WARRANTS
subsequent to the date hereof.

           -------------------------------

                  Table of Contents

           -------------------------------

                                                                                     ---------------------
                                                Page
                                                                                           PROSPECTUS
Additional Information                            2
                                                                                     ---------------------
Incorporation of Certain Information by
   Reference                                      2

Risk Factors                                      3
                                                                                          July___, 1997
The Company                                       7

Use of Proceeds                                  10

Determination of Offering Price                  10

Selling Stockholders                             10

Plan of Distribution                             11

Legal Matters                                    12

Experts                                          12

    ----------------------------                                                ------------------------------


                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the Offering, all of which are to be borne by the Registrant.

SEC registration fee               $ 1,653
Exchange listing fees*              25,000
Accounting fees and expenses*       10,000
Legal fees and expenses*            15,000
Miscellaneous*                       3,347
                                   -------
    Total*                         $55,000
                                   =======

-------------

*  Estimated.

Item 15.  Indemnification of Directors and Officers.

     The Company has a policy of directors and officers liability insurance which insures directors and officers against liabilities for securities law violations.

     In addition, the Company's Bylaws provide as follows in Article
VII:

     SECTION 7.01. Actions, Etc. Other Than by or in the Right of the Corporation [i.e., the Company]. Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, proceeding or investigation, whether civil, criminal, administrative, and whether external or internal to the Corporation (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or, while serving as a director or officer, is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by law, including, but not limited to, the Delaware General Corporation Law, as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Law permitted the Corporation to provide prior to such amendment), against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

     SECTION 7.02. Actions, Etc. by or in the right of the Corporation. Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed judicial action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer, employee or agent of the Corporation, or, while serving as a director or officer, is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by law, including, but not limited to, the Delaware General Corporation Law, as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said Law permitted the Corporation to provide prior to such amendment), against all expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     SECTION 7.03. Determination of Right of Indemnification. Any indemnification under Section 7.01 or 7.02 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 7.01 and 7.02. Such determination shall be made (i) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

     SECTION 7.04.  Indemnification Against Expenses of Successful
Party.   Notwithstanding the other provisions of this Article, to the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7.01 or 7.02, or in defense of any claim, issue or matter therein, he shall be indemnified against all expenses (including attorneys' fees) incurred by him in connection therewith.

     SECTION 7.05. Prepaid Expenses. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately by determined that he is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

     SECTION 7.06. Right to Indemnification Upon Application; Procedure Upon Application. Any indemnification under or advancement of expenses provided by, or granted pursuant to, this Article shall be made promptly, and in any event within ninety days, upon written request of the director or officer, employee or agent, unless with respect to applications under Section 7.02 and 7.03, a determination is reasonably and promptly made by the Board by a majority vote of quorum of disinterested directors that such director or officer, employee or agent acted in a manner set forth in such Sections as to justify the Corporation's not indemnifying the director or officer, employee or agent. In the event no quorum of disinterested directors is obtainable, the Board shall promptly direct that independent legal counsel shall decide whether the director or officer, employee or agent acted in a manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance to the director or officer or, in the case of indemnification, employee or agent. The right to indemnification under or advancement of expenses provided by this Article shall be enforceable by the director, officer, employee or agent in any court of competent jurisdiction, if the Board or independent legal counsel denies the claim, in whole or in part, or if no disposition of such claim is made within ninety days. The director's, officer's, employee's or agent's expenses incurred in connection with successfully establishing his right to indemnification or advancement of expenses, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

     SECTION 7.07. Other Rights and Remedies. The indemnification under and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to be indemnified or to the reimbursement or advancement of expenses pursuant hereto (i) is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the Corporation and the director or officer, employee or agent, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

     SECTION 7.08. Insurance. Upon resolution passed by the Board, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

     SECTION 7.09. Constituent Corporations. For the purposes of this Article, references to "the Corporation" include any constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee, trustee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

     SECTION 7.10. Other Enterprises, Fines, and Serving at Corporation's Request. For purposes of this Article, references to "other enterprises" shall include employee benefit plan; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee, trustee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, trustee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article.

     SECTION 7.11. Savings Clause. If this Article or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee or agent as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated by any other applicable law.

     SECTION 7.12. Liability of Directors for Breaches of Fiduciary Duty. Notwithstanding any provision to the contrary contained in these Bylaws, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Item 16.  Exhibits.

                                EXHIBIT INDEX




Exhibit
Number                   Description
------                   -----------
4-a                      Amended and Restated Certificate of Incorporation of the Company
                         (incorporated by reference to Exhibit 4.1 to the Company's Registration
                         Statement on Form S-8, Commission File No. 33-7440)

4-b                      Bylaws of the Company, amended and restated effective March 1993
                         (incorporated by reference to Exhibit 3-b to the Company's 1993 Annual
                         Report on Form 10-K)

4-c                      Common Stock Purchase Agreement dated as of June 3, 1997 among the
                         Company and certain Purchasers (incorporated by reference to Exhibit
                         4.1 to the Company's Current Report on Form 8-K dated June 12, 1997)

4-d                      $2.0 million secured convertible promissory note dated June 30, 1997
                         (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated July 9, 1997)

4-e                      Convertible Debt Term Sheet (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated July 9, 1997)

4-f                      Collateral Security Stock Pledge Agreement dated June 30, 1997
                         (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K dated July 9, 1997)

5                        Form of Opinion of Nelson Mullins Riley & Scarborough, L.L.P. as to
                         the legality of the securities being registered

23-a                     Consent of Nelson Mullins Riley & Scarborough, L.L.P. (included in
                         Exhibit 5 to this Registration Statement)

23-b                     Consent of KPMG Peat Marwick LLP

24                       Power of Attorney (included on the signature page of this Registration
                         Statement)

<R/>

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim or indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newbury Park, State of California, on July 15, 1997.

                                    DDL ELECTRONICS, INC.

                                    By:  /s/ Gregory L. Horton
                                         -------------------------------
                                         Gregory L. Horton
                                         Chief Executive Officer,
                                         President and Chairman of the
                                         Board of Directors

                              Power of Attorney

     We, the undersigned directors and officers of DDL Electronics, Inc. do hereby constitute and appoint each of Messrs. Gregory L. Horton and Richard K. Vitelle, each with full power of substitution, our true and lawful attorney-in-fact and agent to do any and all acts and things in our names and on our behalf in our capacities stated below, which acts and things either of them may deem necessary or advisable to enable DDL Electronics, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any or all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) thereto; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     Signature                      Title                    Date

/s/ Gregory L. Horton       Chief Executive Officer,       July 15, 1997
Gregory L. Horton           President (principal
                            executive officer) and
                            Chairman of the
                            Board of Directors


/s/ Richard K. Vitelle      Chief Financial Officer        July 15, 1997
Richard K. Vitelle          (principal financial and
                            accounting officer)

/s/ Karen B. Brenner        Director                       July 15, 1997
Karen B. Brenner


/s/ Melvin Foster           Director                       July 15, 1997
Melvin Foster


/s/ Charlene A. Gondek      Director                       July 15, 1997
Charlene A. Gondek


/s/ Thomas M. Wheeler       Director                       July 15, 1997
Thomas M. Wheeler


/s/ Robert G. Wilson        Director                       July 15, 1997
Robert G. Wilson









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